NewRev General Counsel, LLC

8547 E. Arapahoe Road, #J453

Greenwood Village, CO 80112

Conn.Flanigan@NewRevGC.com

(303) 909-4459

June 30, 2020

Exceed World, Inc.

1-2-38-8F, Esaka-cho

Suita-shi, Osaka 564-0063

Japan

Re: Registration Statement on Form S-1/A

To the Board of Directors of Exceed World, Inc.:

I have acted as your counsel in connection with the registration statement on Form S-1/A (the “Registration Statement”) filed by Exceed World, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to registration of 3,000,000 shares of the Company’s common stock par value $0.0001 per share for resale from time to time by a selling stockholders (the “Shares”).

You have requested my opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, I have examined the Registration Statement, the Company’s articles of incorporation, filed November 25, 2014, and bylaws, dated November 25, 2014, and the corporate actions of the Company that provides for the issuance of the Shares, and I have made such other investigation as I have deemed appropriate.  I am also relying on certifications made by officers of the Company. In rendering my opinion, in addition to the assumptions that are customary in opinion letters of this kind, I have assumed the genuineness of signatures on the documents I have examined, and the conformity to authentic original documents of all documents submitted to me as copies. I have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Delaware corporate law, including applicable provisions of the Delaware General Corporation Law, and federal law, exclusive of state securities and blue-sky laws, rules and regulations.

I am admitted to practice law in the State of Colorado. With respect to any matters concerning Delaware law, I draw your attention to the fact that I am not admitted to the bar in the State of Delaware. Thus, for the purposes of rendering the opinions expressed in this letter, I have reviewed the laws of the State of Delaware and determined that its laws relating to the subject matter of this opinion are similar to the laws of the State of Colorado. I express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based on the foregoing, I am of the opinion that the Shares, as already issued according to the terms of the prospectus contained in this registration statement, are duly and validly issued, duly authorized, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Respectfully submitted, /s/ Conn Flanigan

NewRev General Counsel, LLC